Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings.  The maximum aggregate offering price for each offering is as follows:

•	with respect to the notes with CUSIP No. 40057NTN7, $337,000; and
•	with respect to the notes with CUSIP No. 40057NTL1, $637,000.